UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2004

MOLECULAR DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27316 (Commission File Number)	94-2914362 (IRS Employer Identification No.)

1311 Orleans Drive
Sunnyvale, CA 94089
(Address of registrant’s principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 747-1700

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
INDEX TO AXON’S CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 99.1

Item 2. Acquisition or Disposition of Assets.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein involve risks and uncertainties, including those relating to the ability of Molecular Devices Corporation, a Delaware corporation (“Molecular Devices”), to achieve the anticipated benefits and synergies of the acquisition of Axon Instruments, Inc. Actual results and developments may differ materially from those described or incorporated by reference in this Current Report. For more information about Molecular Devices and risks related to an investment in Molecular Devices, investors are directed to Molecular Devices’ recent SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and its Registration Statement on Form S-4 (Registration No. 333-114934), as amended. Molecular Devices does not undertake any obligation to update forward-looking statements.

On July 1, 2004, Molecular Devices completed its previously announced acquisition of Axon Instruments, Inc., a California corporation (“Axon”). Axon was acquired pursuant to an Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004 (the “Merger Agreement”), as amended as of May 21, 2004, by and among Molecular Devices, Astros Acquisition Sub I, Inc., a California corporation and a wholly-owned subsidiary of Molecular Devices (“Astros Sub I”), Astros Acquisition Sub II, LLC, a California limited liability company and a wholly-owned subsidiary of Molecular Devices (“Astros Sub II”), and Axon. Pursuant to the Merger Agreement, Astros Sub I was merged with and into Axon (the “First Merger”), immediately following which, Axon was merged with and into Astros Sub II (the “Mergers”). As a result of the Mergers, the separate corporate existence of Axon ceased and former shareholders of Axon became stockholders of Molecular Devices.

Molecular Devices acquired Axon for approximately US$68.7 million in cash and approximately US$65.7 million in Molecular Devices common stock, based on the closing price of Molecular Devices common stock on July 1, 2004. Pursuant to the Merger Agreement, each share of Axon common stock outstanding immediately prior to the effective time of the First Merger was converted into the right to receive US$0.1359 in cash and 0.00734 of a share of Molecular Devices common stock, resulting in the issuance of an aggregate of approximately 3.6 million shares of Molecular Devices common stock for all outstanding shares of Axon common stock.

Molecular Devices also assumed all options to purchase shares of Axon common stock that were outstanding immediately prior to the effective time of the First Merger. Each option to purchase Axon common stock outstanding immediately prior to the effective time of the First Merger under Axon’s 1993 Stock Plan and its 2001 Equity Incentive Plan became an option to purchase, on the same terms, 0.01468 of a share of Molecular Devices common stock for each share of Axon common stock for which the option was exercisable, with the option price adjusted accordingly. Each option issued under prospectuses dated April 1, 2000 and January 28, 2001 and lodged with the Australian Securities and Investments Commission by Axon outstanding at the effective time of the First Merger was assumed by Molecular Devices and became an option to acquire the number of “units” equal to the number of shares of Axon common stock subject to the option immediately prior to the effective time of the First Merger. Each such “unit” consists of (1) 0.007340 of a share of Molecular Devices common stock and (2) US$0.1359 in cash. The per unit exercise price for the units issuable upon exercise of these options equals the per share exercise price for the Axon common stock subject to the option immediately prior to the effective time of the First Merger, or AU$0.20. Each of these options are otherwise subject to the same terms and conditions as were in effect immediately prior to the effective time of the First Merger.

Contemporaneously with the closing of the First Merger, Molecular Devices and Union Bank of California, N.A. entered into a new senior unsecured credit facility, which provides for a revolving credit facility in the amount of up to US$35 million, which amount reduces to US$30 million 60 days after the initial drawdown. The cash portion of the merger consideration will be funded through working capital and amounts drawn down on the credit facility.

The Mergers are intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase. The description contained in this Item 2 of the Mergers and the other transactions contemplated by the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was previously filed as Exhibit 2.1 to Molecular Devices’ Form 8-K filed with the Securities and Exchange Commission on March 21, 2004 and is incorporated by reference herein, and the amendment to the Merger Agreement, a copy of which was previously filed as Exhibit 2.2 to Molecular Devices’ Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 26, 2004 and is incorporated by reference herein.

Axon designs, produces and sells instrumentation and related software for genomic and cell-based analysis for drug discovery and academic research. Molecular Devices plans to continue to sell Axon’s product portfolio, which will provide Molecular Devices with a more comprehensive product line.

On July 1, 2004, Molecular Devices issued a press release entitled, “Molecular Devices Announces Completion of Its Acquisition of Axon Instruments,” relating to the consummation of the Mergers. A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders Axon Instruments, Inc.

      We have audited the accompanying consolidated balance sheet of Axon Instruments, Inc. as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axon Instruments, Inc. at December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young

Melbourne, Australia

March 12, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders Axon Instruments, Inc.

      We have audited the accompanying consolidated balance sheet of Axon Instruments, Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the two years then ended. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axon Instruments, Inc. at December 31, 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Palo Alto, California

February 7, 2003

AXON INSTRUMENTS, INC.

(A corporation formed under the laws of California, USA

which provide limited liability of Axon shareholders)

CONSOLIDATED BALANCE SHEETS

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,748,284	$15,476,963	$12,902,736
Marketable securities	15,125,016	7,716,717	11,673,658
Accounts receivable, net of allowance of $259,144 at March 31, 2004, $332,897 at December 31, 2003 and $294,266 at December 31, 2002	6,334,839	6,314,549	4,289,740
Accounts receivable from related parties	146,833	243,244	2,694
Income taxes receivable	400	379,520	565,950
Inventories	9,236,471	8,091,485	5,846,428
Deferred income taxes	—	161,875	660,203
Prepaid expenses	471,733	594,647	688,589

Total current assets	43,063,576	38,979,000	36,629,998
Available-for-sale securities:
Long-term marketable securities	2,241,543	2,815,800	3,068,679
Investment in Optiscan Imaging Limited	—	2,964,561	1,907,750

Total available-for-sale securities	2,241,543	5,780,361	4,976,429
Investment in Aviva Biosciences Corporation	3,500,000	3,500,000	3,500,000
Equipment and leasehold improvements, net	1,938,007	2,064,897	2,685,824
Deferred income taxes — noncurrent	—	956,750	28,497
Deposits and other assets	301,807	305,287	318,948

Total assets	$51,044,933	$51,586,295	$48,139,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,754,684	$930,184	$1,165,753
Accounts payable to related parties	180,777	30,985	619
Accrued liabilities	2,455,548	2,603,950	2,238,823
Income taxes payable	25,838	800	—
Advances from customers	389,086	421,617	555,055
Deferred revenue	1,564,234	1,497,347	596,421
Extended warranties	581,944	547,776	462,873
Lease obligation	95,269	130,993	142,908
Capital lease obligation	—	—	7,281

Total current liabilities	8,047,380	6,163,652	5,169,733
Sublease deposits	—	—	10,904
Deferred tax liability	—	1,118,625	688,700
Lease obligation — noncurrent	—	—	130,993

Total liabilities	8,047,380	7,282,277	6,000,330
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value: 800,000,000 shares authorized, 482,397,713, 481,498,727 and 480,350,275 shares issued and outstanding at March 31, 2004, December 31, 2003 and December 31, 2002, respectively	37,560,619	37,493,583	37,445,277
Additional paid-in capital	3,572,584	3,563,600	3,514,523
Accumulated other comprehensive income (loss)	(2,468)	2,132,339	1,139,180
Retained earnings	1,866,818	1,114,496	40,386

Total shareholders’ equity	42,997,553	44,304,018	42,139,366

Total liabilities and shareholders’ equity	$51,044,933	$51,586,295	$48,139,696

See accompanying notes.

AXON INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net sales	$9,393,886	$8,325,914	$33,126,462	$27,409,459	$35,708,695
Net sales to related parties	135,000	110,800	352,401	55,561	—

Total net sales	9,528,886	8,436,714	33,478,863	27,465,020	35,708,695
Cost of sales	4,947,601	4,062,623	15,059,056	15,147,521	15,978,451
Purchases from related parties	501,920	121,764	708,446	58,829	—

Total cost of sales	5,449,521	4,184,387	15,767,502	15,206,350	15,978,451

Gross profit	4,079,365	4,252,327	17,711,361	12,258,670	19,730,244
Operating expenses:
Research and development	2,294,757	1,960,537	9,292,394	13,514,759	12,332,723
Selling, general and administrative	2,810,297	1,873,841	7,708,028	7,838,573	8,324,151
Loss on sublease	—	—	—	345,352	—

Total operating expenses	5,105,054	3,834,378	17,000,422	21,698,684	20,656,874

Profit (loss) from operations	(1,025,689)	417,949	710,939	(9,440,014)	(926,630)
Other income and expenses:
Interest income, net	65,503	114,148	327,350	582,441	1,259,977
Gain on sale of investment in Optiscan Imaging Ltd.	1,842,535	—	—	—	—
Foreign exchange gain (loss)	(116,277)	234	55,023	(20,896)	(47,274)
Other income (expense)	2,420	40,191	13,618	(44,145)	(11,026)

Income (loss) before provision for (benefit from) income taxes	768,492	572,522	1,106,930	(8,922,614)	275,047
Provision for (benefit from) income taxes	16,170	23,874	32,820	527,538	(474,984)

Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031

Basic net income (loss) per share	$0.002	$0.001	$0.002	$(0.020)	$0.002

Diluted net income (loss) per share	$0.001	$0.001	$0.002	$(0.020)	$0.001

Shares used in computing basic net income (loss) per share	482,077,851	480,641,070	481,048,602	475,313,119	463,574,656

Shares used in computing diluted net income (loss) per share	502,109,203	489,736,356	494,824,357	475,313,119	510,563,148

See accompanying notes.

AXON INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
	Common Stock		Additional	Other		Total
			Paid-In	Comprehensive	Retained	Shareholders’
	Shares	Amount	Capital	Income	Earnings	Equity

Balances at December 31, 2000	455,993,358	$36,409,943	$1,934,854	$5,505,805	$8,740,507	$52,591,109
Issuance of common stock upon exercise of stock options	9,835,174	455,044	—	—	—	445,044
Issuance of common stock upon exercise of entitlement options	1,950,356	210,258	—	—	—	210,258
Tax benefit on exercise of nonqualified stock options	—	—	1,026,766	—	—	1,026,766
Compensation expense on nonemployee stock options	—	—	249,860	—	—	249,860
Comprehensive loss:
Net income for the year ended December 31, 2001	—	—	—	—	750,031	750,031
Other comprehensive loss, net of tax:
Net unrealized loss on foreign exchange translation	—	—	—	(17,507)	—	(17,507)
Net unrealized loss on available-for-sale securities — Optiscan Imaging Limited				(3,015,012)	—	(3,015,012)

Total comprehensive loss						(2,282,488)

Balances at December 31, 2001	467,778,888	37,065,245	3,211,480	2,473,286	9,490,538	52,240,549
Issuance of common stock upon exercise of stock options	12,310,793	352,234	—	—	—	352,234
Issuance of common stock upon exercise of entitlement options	260,594	27,798	—	—	—	27,798
Compensation expense on nonemployee stock options	—	—	303,043	—	—	303,043
Comprehensive loss:
Net loss for the year ended December 31, 2002	—	—	—	—	(9,450,152)	(9,450,152)
Other comprehensive income (loss), net of tax:
Net unrealized gain on foreign exchange translation	—	—	—	33,475	—	33,475
Net unrealized loss on available-for-sale securities — Optiscan Imaging Limited	—	—	—	(1,416,018)	—	(1,416,018)
Net unrealized gain on available-for-sale securities — state and municipal securities	—	—	—	48,437	—	48,437

Total comprehensive loss						(10,784,258)

Balances at December 31, 2002	480,350,275	37,445,277	3,514,523	1,139,180	40,386	42,139,366
Issuance of common stock upon exercise of stock options	1,134,636	46,496	—	—	—	46,496
Issuance of common stock upon exercise of entitlement options	13,816	1,810	—	—	—	1,810
Compensation expense on nonemployee stock options	—	—	49,077	—	—	49,077
Comprehensive income:
Net income for the year ended December 31, 2003	—	—	—	—	1,074,110	1,074,110
Other comprehensive income (loss), net of tax:
Net unrealized loss on foreign exchange translation	—	—	—	(15,968)	—	(15,968)
Net unrealized gain on available-for-sale securities — Optiscan Imaging Limited	—	—	—	1,066,522	—	1,066,522
Net unrealized loss on available-for-sale securities — state and municipal securities	—	—	—	(57,395)	—	(57,395)

Total comprehensive income						2,067,269

Balances at December 31, 2003	481,498,727	$37,493,583	$3,563,600	$2,132,339	$1,114,496	$44,304,018

See accompanying notes.

AXON INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Operating activities
Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	178,953	219,948	903,829	1,198,196	1,008,659
Loss (gain) on disposal of equipment, leasehold improvements, and other assets	3,180	(40,253)	(17,447)	194,449	12,658
Gain on sale of investment in Optiscan Imaging Ltd.	(1,842,535)	—	—	—	—
Foreign exchange remeasurement	116,277	(234)	(112,833)	14,936	—
Tax benefit on exercise of nonqualified stock options	—	—	—	—	1,026,766
Deferred income taxes	—	—	9,712	1,493,219	(1,310,596)
Compensation expense on nonemployee stock options	8,985	3,630	49,077	303,043	249,860
Deferred loss on lease obligation	—	—	—	345,352	—
Changes in operating assets and liabilities:
Accounts receivable	76,121	(1,470,504)	(2,265,359)	1,256,988	13,298
Inventories	(1,144,986)	(1,120,243)	(2,245,057)	(163,118)	(374,829)
Income taxes receivable and payable	404,158	(19,914)	187,230	(411,634)	941,966
Prepaid expenses	122,914	99,756	93,942	70,799	(86,421)
Other assets	3,231	3,231	1,096	47,904	—
Accounts payable	1,974,292	165,367	(205,203)	484,395	(272,758)
Accrued liabilities	(148,402)	(45,285)	365,127	247,429	292,163
Advances from customers	(32,531)	(109,454)	(133,438)	423,351	(38,446)
Deferred revenue	66,887	152,521	900,926	193,173	104,324
Extended warranties	34,168	171,377	84,903	131,806	248,718
Lease obligation	(35,724)	(35,727)	(142,908)	(71,451)	—

Net cash provided by (used in) operating activities	537,310	(1,477,136)	(1,452,293)	(3,691,315)	3,315,051
Investing activities
Acquisition of equipment and leasehold improvements	(54,992)	(84,765)	(329,119)	(762,605)	(2,271,249)
Proceeds from sale of equipment and leasehold improvements	—	45,325	65,325	11,032	70,854
Purchases of available-for-sale securities	(11,294,145)	(2,101,608)	(8,122,046)	(12,927,856)	(18,404,732)
Sales of available-for-sale securities	7,132,389	3,744,951	12,274,471	13,162,687	3,500,000
Investment in Aviva Biosciences Corporation	—	—	—	(3,500,000)	—
Deposits and other assets	—	—	—	3,500	16,817

Net cash provided by (used in) investing activities	(4,216,748)	1,603,903	3,888,631	(4,013,242)	(17,088,310)
Financing activities
Principal payments under a capital lease	—	(3,593)	(7,281)	(13,483)	(12,164)
Exercise of stock options	67,036	24,571	48,306	380,032	655,302

Net cash provided by financing activities	67,036	20,978	41,025	366,549	643,138
Effect of exchange rate changes on cash	(116,277)	234	96,864	18,539	(17,507)

Net increase (decrease) in cash and cash equivalents	(3,728,679)	147,979	2,574,227	(7,319,469)	(13,147,628)
Cash and cash equivalents at beginning of period	15,476,963	12,902,736	12,902,736	20,222,205	33,369,833

Cash and cash equivalents at end of period	$11,748,284	$13,050,715	$15,476,963	$12,902,736	$20,222,205

See accompanying notes.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Significant Accounting Policies

Organization

      Axon Instruments, Inc. (the “Company”) is a California corporation listed on the Australian Stock Exchange (symbol: AXN.AX) that designs, manufactures, and markets electronic instrumentation equipment and software for cellular neurosciences and biophysical research. The Company’s current business strategy focuses on expansion of its core technologies into broader scientific, pharmaceutical, and diagnostic markets.

Basis of Presentation

      The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the results of operations of the Company and its wholly owned subsidiary, Axon Research Pty. Limited (“Axon Research”), an Australian corporation. All significant intercompany accounts and transactions have been eliminated upon consolidation. All amounts in the consolidated financial statements and the accompanying notes are in U.S. dollars unless otherwise noted.

      The unaudited condensed balance sheet as of March 31, 2004 and the statements of operations and cash flows for the three-month periods ended March 31, 2004 and 2003 included herein have been prepared in accordance with the published rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial information. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted in these interim statements as allowed by such SEC rules and regulations. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2003. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to prior year amounts to conform to the current year presentation of the financial statements. These reclassifications have not changed previously reported operating income (loss) or net income (loss).

Cash, Cash Equivalents, and Marketable Securities

      The Company considers all cash deposits and highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company’s investments are comprised of state and municipal government obligations. Investments with maturities of less than one year are considered short term and investments with maturities greater than one year are considered long term. All of the Company’s long term marketable securities have effective maturity dates in 2005.

      To date, all marketable securities have been classified as available-for-sale and are carried at fair value, with unrealized gains and losses, when material, reported net of tax as a separate component of other shareholders’ equity. For the year ended December 31, 2003, gross unrealized gains and gross unrealized losses were $6,599 and $63,995, respectively. For the year ended December 31, 2002, gross unrealized gains and

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gross unrealized losses were $48,437 and $0, respectively. For the year ended December 31, 2001, there were no unrealized gross gains or unrealized gross losses. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income, along with interest and dividends.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company markets its products primarily to universities, research institutions, and pharmaceutical companies in the United States and internationally. The Company performs ongoing evaluations of its customers’ financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses based on the results of ongoing evaluation of specific customer accounts, as well as historical experience. The Company determines the past due status of customer accounts based on payment within invoice terms. When the Company has concluded that a customer account is uncollectible, and after exhausting all reasonable efforts to collect the outstanding balance, the Company writes off the account balance. Such losses have historically been insignificant.

Dependence on Key Suppliers

      The Company outsources primarily all subassembly to two suppliers. Any significant interruption to these arrangements could require the Company to qualify a new subassembler, if available, and could have a material adverse effect on the Company’s results of operations and financial condition due to an inability to supply finished products in a timely manner.

Foreign Currency Accounting

      Assets and liabilities of the Company’s Australian subsidiary are remeasured in U.S. dollars at current rates of exchange, and revenues and expenses are remeasured using the average rate for the reporting period. Foreign currency transaction gains and losses are included in the consolidated statements of operations.

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or customer acceptance has occurred, the fee is fixed or determinable, and collection is reasonably assured. The Company generally recognizes revenue upon product shipment and transfer of title. The estimated costs of insignificant post-shipment obligations, including telephone support for certain products, are accrued at the time of shipment. If significant post-shipment obligations exist, such as acceptance or installation obligations, or there are concerns regarding collection at the time of shipment, all revenue is deferred until obligations are met or collection occurs. Cash received in advance of product shipment or fulfillment of post-shipment obligations is recorded as advances from customers and recognized upon performance. Most sales outside of North America are made through distributors. Shipments to distributors are for specific customers’ orders. Customers have a right of return of 60 days for domestic sales and 90 days for international sales from the original ship date. However, such returns have historically been insignificant. Estimates of product returns and allowances, based on historical experience, are recorded at the time revenue is recognized.

      Included in the sale of certain of the Company’s products is a limited one-year field service/ warranty arrangement, which provides for on-site repairs and maintenance and software updates. These field service/ warranty arrangements are included in deferred revenue and are recognized ratably over the warranty term. Customers may elect to extend their warranty at the end of the original warranty period.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain of the Company’s products include a software element that is more than incidental. In accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 97-2, Software Revenue Recognition, (“SOP 97-2”) and AICPA Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, software revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, and collection is probable. Certain of the Company’s software products have been sold with maintenance agreements which, among other things, allow for the customer to receive software upgrades on an if-and-when available basis during the term of the agreement. The Company defers the fair value of maintenance sold under these arrangements and recognizes this amount over the maintenance period of twelve months.

Shipping Costs

      Shipping costs incurred by the Company in delivering its products to customers are charged to expense as incurred and are included in cost of sales in the statements of operations.

Research and Development

      The Company charges research and development costs to expense in the period the costs are incurred. Research and development costs consist primarily of salaries and related personnel costs, material cost of prototypes and test units, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing, and enhancement of the Company’s products.

Advertising Expense

      The cost of advertising is expensed as incurred. The Company incurred $209,830, $144,965 and $140,012 in advertising costs during the years ended December 31, 2003, 2002 and 2001, respectively.

Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Inventories

      Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis, which approximates actual cost on a current average or first-in, first-out basis. The Company makes inventory provisions for potential excess and obsolete inventory based on backlog and forecast demand. However, such forecasts and the estimated demand are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such backlog and forecast demand, and such differences may be material to the consolidated financial statements.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Inventories consist of the following:

	March 31,	December 31,

	2004	2003	2002

	(unaudited)
Raw material	$4,809,194	$3,673,186	$2,583,304
Work-in-process	3,669,310	3,805,936	2,494,741
Finished goods	757,967	612,363	768,383

	$9,236,471	$8,091,485	$5,846,428

      The above inventory balances at March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002 are net of reserves for potential excess quantities and obsolescence of $1,308,000, $1,108,000 and $1,235,596, respectively.

Equipment and Leasehold Improvements

      Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided on the double-declining balance method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the lease term.

      Equipment and leasehold improvements consist of the following:

	December 31,

	2003	2002

Machinery and equipment	$2,933,122	$2,805,585
Office furniture and fixtures	475,445	475,445
Computer equipment	2,343,596	2,260,385
Leasehold improvements	1,574,831	1,574,832

	7,326,994	7,116,247
Less accumulated depreciation and amortization	(5,262,097)	(4,430,423)

	$2,064,897	$2,685,824

      Computer equipment includes $48,978 recorded under a capital lease at December 31, 2002. Accumulated depreciation related to leased assets at December 31, 2002 totaled $42,103, with the charge being included in depreciation expense. There were no assets under capital leases at December 31, 2003.

Long-Lived Assets

      The Company accounts for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For long-lived assets used in operations, the Company records impairment losses when events and circumstances indicate that these assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If less, the impairment losses are based on the excess of the carrying amounts of these assets over their respective fair values. For assets held for sale, impairment losses are measured at the lower of the carrying amount of the assets or the fair value of the assets less costs to sell. For assets to be disposed of other than by sale, impairment losses are measured as their carrying amount less salvage value, if any, at the time the assets cease to be used. During the years ended December 31, 2003 and 2002, the Company did not experience an impairment of any of its long-lived assets.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warranties

      The Company offers a one-year limited warranty with the sale of all of its products. The specific terms and conditions of those warranties vary depending upon the product sold and country in which the product is placed. The warranty covers the cost of parts and labor to repair the product. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Changes in the Company’s warranty liability are as follows:

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
Balance, beginning of the period	$253,600	$257,300	$263,000
Warranties issued during the period	25,904	132,339	197,300
Changes in liability for pre-existing warranties during the period, including expirations	(107,504)	(136,039)	(203,000)

Balance, end of the period	$172,000	$253,600	$257,300

      The Company also offers extended warranty contracts to customers on a limited number of its products for an additional fee. Customers may elect to extend their warranty at the end of the original warranty period. Revenue related to extended warranties is deferred and recognized ratably over the warranty term.

      Changes in the Company’s deferred extended warranty revenue are as follows:

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
Balance, beginning of the period	$547,776	$462,873	$331,067
Extended warranties issued during the period	208,712	687,483	343,181
Extended warranty revenue recognized during the period	(174,544)	(602,580)	(211,375)

Balance, end of the period	$581,944	$547,776	$462,873

Software Development Costs

      Product development costs include costs related to software products that are expensed as incurred until the technological feasibility of the product is established. After technological feasibility is established, any additional costs may be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed. Based on the Company’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, for the periods presented, the Company has charged all such costs to research and development expense in the period incurred.

Stock-Based Compensation

      The Company uses the intrinsic value method to account for stock options issued to its employees under its stock option plans and amortizes deferred compensation, if any, over the vesting period of the options.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Compensation expense resulting from the issuance of fixed-term stock option awards is measured as the difference between the exercise price of the option and the fair market value of the underlying share of Company stock subject to the option on the award’s grant date.

      For purposes of pro forma disclosures, the Company estimates the fair value of its stock-based awards to employees using the Black-Scholes option pricing model. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life and exercise date of each option. Because the Company’s incentive and nonstatutory stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For the year ended December 31, 2003, the fair value for the Company’s employee stock options was estimated with the following weighted-average assumptions: risk-free interest rate of 3.6%, no dividend yield, volatility of 0.77, and an expected life of the options of seven years. For the year ended December 31, 2002, the fair value was estimated with the following weighted-average assumptions: risk-free interest rate of 3.65%, no dividend yield, volatility of 0.67, and an expected life of the options of 6.3 years. For the year ended December 31, 2001, the fair value was estimated with the following weighted-average assumptions: risk-free interest rate of 5.0%, no dividend yield, volatility of 0.60, and an expected life of the options of seven years.

      The pro forma effect on net income (loss) and net income (loss) per share are as follows:

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(267,437)	(334,561)	(1,346,629)	(1,725,029)	(1,512,519)

Pro forma net income (loss)	$484,885	$214,087	$(272,519)	$(11,175,181)	$(762,488)

Net income (loss) per share:
Basic — as reported	$0.002	$0.001	$0.002	$(0.020)	$0.002

Basic — pro forma	$0.001	$0.000	$(0.001)	$(0.024)	$(0.002)

Diluted — as reported	$0.001	$0.001	$0.002	$(0.020)	$0.001

Diluted — pro forma	$0.001	$0.000	$(0.001)	$(0.024)	$(0.002)

      The weighted-average fair value of options granted for the years ended December 31, 2003, 2002 and 2001 was $0.12, $0.04 and $0.43 per share, respectively.

      Because pro forma fair value accounting is applicable only to options granted subsequent to December 31, 1994, the pro forma effect will not be fully reflected until subsequent years. The effects on pro forma disclosures are not likely to be representative of the effects on pro forma disclosures in future years.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income (Loss)

      Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on the Company’s available-for-sale securities. Total comprehensive income (loss) has been disclosed in the consolidated statements of shareholders’ equity.

      Comprehensive income (loss) consists of the following:

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities — Optiscan Imaging Limited	—	(65,681)	1,066,522	(2,484,030)	(4,928,836)
Reclassification for gains on available-for-sale securities — Optiscan Imaging Ltd. included in net income (loss)	(2,117,297)	—	—	—	—
Less related income taxes	—	—	—	(1,068,012)	(1,913,824)

Unrealized gain (loss) on available-for-sale securities — Optiscan Imaging Limited, net of tax	(2,117,297)	(65,681)	1,066,522	(1,416,018)	(3,015,012)

Unrealized gain on available-for-sale securities — state and municipal securities	(17,509)	(39,723)	253,132	608,333	1,154,797
Reclassification for gains on available-for-sale securities — state and municipal securities, included in net income (loss)	—	—	(310,527)	(559,896)	(1,154,797)

Net unrealized gain (loss) on available-for-sale securities — state and municipal securities	(17,509)	(39,723)	(57,395)	48,437	—

Unrealized gain (loss) on foreign exchange translation	—	—	(15,968)	33,475	(17,507)

Total other comprehensive income (loss)	(2,134,806)	(105,404)	993,159	(1,334,106)	(3,032,519)

Total comprehensive income (loss)	$(1,382,486)	$443,244	$2,067,269	$(10,784,258)	$(2,282,488)

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The accumulated balances for each item in accumulated other comprehensive income are as follows:

	December 31,

	2003	2002	2001

Net unrealized gain on available-for-sale securities — Optiscan Imaging Limited	$2,117,297	$1,050,775	$2,466,793
Net unrealized gain on available-for-sale securities — state and municipal securities	15,042	72,437	24,000
Net unrealized gain (loss) on foreign exchange translation	—	15,968	(17,507)

	$2,132,339	$1,139,180	$2,473,286

Net Income (Loss) Per Share

      The following table sets forth the computation of basic and diluted net income (loss) per share:

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss) attributable to common shareholders	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Shares used in computing basic net income (loss) per share	482,077,851	480,641,070	481,048,602	475,313,119	463,574,656

Basic net income (loss) per share	$0.002	$0.001	$0.002	$(0.020)	$0.002

Calculation of shares outstanding for computing diluted net income (loss) per share:
Shares used in computing basic net income (loss) per share	482,077,851	480,641,070	481,048,602	475,313,119	463,574,656
Shares used to reflect the effect of the assumed exercise of employee stock options	20,031,352	9,095,286	13,775,755	—	46,988,492

Shares used in computing fully diluted net income (loss) per share	502,109,203	489,736,356	494,824,357	475,313,119	510,563,148

Diluted net income (loss) per share	$0.001	$0.001	$0.002	$(0.020)	$0.001

      For the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003 and 2001, diluted earnings per share include the weighted-average number of common share equivalents outstanding during the period. Dilutive common share equivalents consist of stock options and are calculated using the treasury stock method.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Due to the net loss incurred during the year ended December 31, 2002, no adjustment was made for the assumed exercise of stock options, as the effect would be antidilutive. Had the effect not been antidilutive, an adjustment would have been made of 25,632,603 common equivalent shares.

Recent Accounting Pronouncements

      In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 addresses how to account for arrangements that may involve delivery or performance of multiple products, services and/or rights to use assets, and when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. It does not change otherwise applicable revenue recognition criteria. It applies to arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of EITF 00-21 did not have a material effect on the Company’s operating results or financial position.

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 was effective immediately for all variable interest entities created or acquired after January 31, 2003. The provisions of this interpretation apply in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise held a variable interest that it acquired before February 1, 2003. In October 2003, the FASB deferred the implementation of FIN 46 for variable interest entities that existed on or before January 31, 2003 until the end of the first interim or annual period ending after December 15, 2003. In December 2003, the FASB issued new guidance, FIN46R, with respect to variable interest entities in existence on or before January 31, 2003. Under the new guidance application of FIN 46 is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s results of operations or financial position.

      In July 2003, the EITF reached consensus on Issue No. 03-5, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-than-Incidental Software (“EITF 03-5”). EITF 03-5 provides guidance on whether non-software deliverables included in an arrangement that contains software are within the scope of SOP 97-2. The consensus was reached that SOP 97-2 is applicable to any non-software deliverables if the software deliverable is essential to its functionality. EITF 03-5 is effective at the beginning of the first interim period beginning after August 13, 2003. The adoption of EITF 03-5 did not have a material effect on the Company’s operating results or financial position.

Note 2 — Investment in Optiscan Imaging Limited

      The Company’s investment in Optiscan Imaging Limited (“Optiscan”) is classified as an available-for-sale security and is carried at fair value. Unrealized gains and losses are reported as a separate component of shareholders’ equity, net of tax. As a result, the Company’s investment in Optiscan, as well as the Company’s shareholders’ equity, will continue to fluctuate at each balance sheet date as the market price of Optiscan’s stock fluctuates. The Company does not believe that the investment in Optiscan could be readily sold at its reported fair value of $3.0 million (cost basis of $168,000) as reported by the Australian Stock Exchange as of

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, given the thinly traded nature of Optiscan’s stock and the size of the Company’s investment. However, no evidence of a loss in value of the investment exists as of December 31, 2003, as the quoted market price is considered the best evidence of fair value, as promulgated by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company’s equity interest in Optiscan at December 31, 2003 was approximately 12%.

      In February 2004, the Company disposed of its entire equity investment in Optiscan Imaging Limited (“Optiscan”). Proceeds from the sale were approximately $2.8 million and were materially consistent with the carrying value of the investment as of December 31, 2003. The Company’s investment in Optiscan was classified as an available-for-sale security and was carried at fair value. Until the sale of Optiscan investment, unrealized gains and losses were reported as a separate component of shareholders’ equity, net of tax. Upon the sale of the Optiscan investment the realized gain was recorded as other income.

Note 3 — Investment in Aviva Biosciences Corporation

      In June 2002, the Company entered into a license and development agreement (the “Agreement”) with Aviva Biosciences Corporation (“Aviva”). The Agreement contains a provision which grants the Company the right to make a $3,500,000 equity investment in Aviva at the same terms of the lead investor of Aviva’s Series B Preferred Stock, should such financing occur. In September 2002, the Company exercised its right and acquired 2,916,667 shares of Aviva’s Series B Preferred Stock at the same terms as other Series B Preferred Stock investors. The Company’s equity interest in Aviva at December 31, 2003 and March 31, 2004 was approximately 8% and the Company accounts for this investment under the cost method.

      Due to the fact that there is currently no available market for Aviva’s equity securities, the Company’s ability to recover its investment and to earn a return on this investment is largely dependent on equity market conditions and the occurrence of liquidity events, such as initial public offerings, mergers, and private sales. All of these factors are difficult to predict. In addition, under the Company’s accounting policy, it is required to review all investments for impairment. For non-marketable equity securities, this requires significant judgment, including assessment of the investee’s financial condition, the existence of subsequent rounds of financing and the impact of any relevant contractual preferences, as well as the investee’s historical results of operations, and projected cash flows. The Company has determined that there is no evidence of impairment as of December 31, 2003 and March 31, 2004.

      The Agreement conveys exclusive distribution rights to certain technology owned and developed by Aviva. In June 2002, the Company made $100,000 of the total required $500,000 payment to obtain those rights, and classified the payment as a noncurrent other asset at June 30, 2002, which would be amortized over the life of the product. Subsequently, and after payment of the remaining $400,000 in August 2002, the Company determined that additional development was required in order to bring the product to market and to adequately match the product’s features to the requirements of the Company’s products. Therefore, the entire $500,000 license fee was expensed during the year ended December 31, 2002.

      In addition, the Agreement has a provision for additional technology development by Aviva, which may be partially funded by the Company, in an amount not to exceed $1,000,000 over a three-year period commencing in June 2002. As of December 31, 2003 and March 31, 2004, no obligations have been incurred under this provision.

Note 4 — Strategic Alliance with Zyomyx, Inc.

      In April 2001, the Company entered into a strategic alliance and joint development agreement (the “Development Agreement”) with Zyomyx, Inc. (“Zyomyx”) to jointly develop laser scanners for protein biochips. The terms of the Development Agreement stipulate that Zyomyx would reimburse 50% of certain of the Company’s costs related to development of the joint product. During the year ended December 31, 2002,

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company received $350,000 in cost reimbursement from Zyomyx, which the Company recorded as an offset to research and development expenses. During the year ended December 31, 2003 and the three months ended March 31, 2004, the Company incurred no research and development costs related to Zyomyx. As of December 31, 2003 and March 31, 2004, the Company has not entered into any additional collaboration agreements with Zyomyx.

Note 5 — Accrued Liabilities

      Accrued liabilities consist of the following:

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
Payroll	$791,892	$886,312	$791,490
Deferred rent	808,112	773,921	606,758
Customer support	370,100	377,600	275,200
Warranty	172,000	253,600	257,300
Royalties	109,769	68,422	113,983
Other	203,681	244,095	194,092

	$2,455,548	$2,603,950	$2,238,823

Note 6 — Commitments and Contingencies

Leases

      The Company enters into various noncancelable operating and capital leases for its facilities and equipment purchases. As of December 31, 2003, the Company was not a party to any capital leases. Certain operating leases require the Company to pay property taxes, insurance, and routine maintenance. Rent expense was $2,261,523 and $2,681,192 for the years ended December 31, 2003 and 2002, respectively, net of sublease income of $816,982 and $724,036, respectively.

      At December 31, 2003, future minimum lease commitments under noncancelable operating leases are as follows:

Operating
Leases

2004	$2,161,225
2005	2,096,281
2006	2,077,790
2007	2,158,419
2008	2,242,280
Thereafter	5,061,235

Total minimum lease payments	$15,797,230

      Sublease income netted from the amounts in the above schedule for the year ending 2004 is $471,036.

     Indemnification Agreements

      The Company routinely enters into distribution agreements whereby the Company indemnifies distributors of its products from certain liabilities arising from potential infringements of intellectual property rights as

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

well as potential damages caused by limited product defects. In addition, the Company routinely enters into product development or joint research projects in which it provides similar indemnifications to the counterparty. There are no recourse provisions contained in the Company’s indemnification agreements. The Company has not recorded any liability in connection with such indemnifications, as it believes the maximum amount of future payments is not material and the likelihood of incurring such payments is remote. Further, due to the broad nature of the indemnification agreements, the Company is unable to estimate a maximum amount of future payments.

Note 7 — Stock Option Plans

      The Company has two stock option plans under which officers, key employees, nonemployee directors, and nonemployee consultants may be granted options to purchase shares of the Company’s common stock. In addition to the 1987 Employee Stock Option Plan, as amended and restated in 1993, the board of directors approved the 2001 Equity Incentive Plan on May 9, 2001, with 25,000,000 shares of common stock reserved for issuance under this plan. Under both plans, the option exercise price is no less than 100% of the fair market value of the stock at the date of grant for incentive stock options, and 85% of the fair market value at the date of grant for nonstatutory stock options. Further, since the fair market value of the Company’s stock is reported in Australian Dollars by the Australian Stock Exchange, the fair market value is converted into U.S. Dollars using the effective exchange rate on the grant date and the exercise price remains fixed at that amount regardless of future fluctuations in either exchange rates or the fair market value of the Company’s stock. Generally, and subject to continued service, stock options under the 2001 Equity Incentive Plan and the 1987 Employee Stock Option Plan (the “Plans”) vest over a maximum period of five years and four years, respectively. Stock options under the Plans expire ten years from the date of grant.

      Further, the Company granted 4,100,000 options, not pursuant to the Plans, in conjunction with the March 3, 2000 listing on the Australian Stock Exchange. These options were granted primarily to officers and directors at an exercise price equal to the initial public offering (AU$0.20, or approximately US$0.12, per share). The vested portion of these options may be exercised at any time on or before five years from the date of grant of the option. The options generally vest over a four-year period.

      In conjunction with the March 3, 2000 listing on the Australian Stock Exchange, the Company’s board of directors approved the offer and sale of 12,997,845 options to shareholders of Circadian Technologies Limited, a significant shareholder of the Company (the “Circadian Options”). The options were priced at AU$0.01, or approximately US$0.006, each and gave the Circadian shareholders the right to buy one share of common stock in the Company for AU$0.20, or approximately US$0.12, at any time on or before five years after the date of grant of the option, for every 2.5 shares held in Circadian at the record date (the date ten business days after the initial Australian Stock Exchange quotation of the Company’s securities). Of the 12,997,845 options offered, 12,379,283 options were issued on June 5, 2000.

      At December 31, 2003, the Company has 31,393,140 shares of common stock available for issuance under the Plans.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the Company’s stock option activity and related information:

		Options Outstanding

	Shares		Range of	Weighted-
	Available	Number	Exercise	Average
	for Grant	of Shares	Prices	Exercise Price

Balance at December 31, 2000	15,158,049	67,713,376	$0.011-$0.934	$0.124
Options reserved	25,000,000	—	—	—
Options granted	(9,356,330)	9,356,330	$0.341-$0.801	$0.682
Options exercised	—	(11,785,530)	$0.019-$0.130	$0.058
Options canceled	989,990	(989,990)	$0.023-$0.782	$0.443

Balance at December 31, 2001	31,791,709	64,294,186	$0.011-$0.934	$0.213
Options granted	(5,473,000)	5,473,000	$0.095-$0.515	$0.131
Options exercised	—	(12,571,387)	$0.011-$0.127	$0.031
Options canceled	4,363,205	(4,363,205)	$0.045-$0.934	$0.447

Balance at December 31, 2002	30,681,914	52,832,594	$0.019-$0.922	$0.228
Options granted	(790,000)	790,000	$0.100-$0.194	$0.158
Options exercised	—	(1,148,452)	$0.023-$0.127	$0.042
Options canceled	1,501,226	(1,501,226)	$0.019-$0.844	$0.443

Balance at December 31, 2003	31,393,140	50,972,916	$0.023-$0.922	$0.225

      The following table summarizes information about all stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

			Weighted-
		Weighted-	Average		Weighted-
		Average	Remaining		Average
Range of	Number of	Exercise	Contractual	Number of	Exercise
Exercise Prices	Shares	Price	Life	Shares	Price

	(In years)
$0.023-$0.050	11,336,084	$0.032	4.2	11,336,084	$0.032
$0.051-$0.125	11,792,852	$0.113	4.6	8,203,518	$0.119
$0.126-$0.140	16,325,157	$0.129	4.5	12,515,229	$0.129
$0.141-$0.600	2,908,330	$0.416	8.0	1,402,607	$0.484
$0.601-$0.922	8,610,493	$0.750	6.7	6,354,535	$0.751

$0.023-$0.922	50,972,916	$0.225	5.1	39,811,973	$0.211

      There were 32,157,001 options exercisable with a weighted-average exercise price of $0.197 at December 31, 2002. There were 30,792,577 options exercisable with a weighted-average exercise price of $0.098 at December 31, 2001.

      The Company occasionally issues nonqualified stock options to individuals, typically consultants, who are neither employees nor directors of the Company at the fair market value of the stock as of the date of grant. Of the total options outstanding as of December 31, 2003, 2002 and 2001, 4,084,159, 3,631,031 and 3,817,691, respectively, were held by nonemployees and nondirectors. In accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, (“EITF 96-18”), the Company has recorded as an expense the fair value of these options as they vest. These options typically vest over three or four years. During the years ended December 31, 2003, 2002 and 2001, the Company recorded compensation expense of $19,500, $303,043 and $249,860, respectively. In future years, the annual compensation expense computed in accordance with EITF 96-18 may increase or decrease due to changes in the estimated fair value of the option grants.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Sale of Product Line

      In April 2002, the Company sold the assets and intellectual property associated with its microelectrode guidance systems instruments for use in humans. Future service of installed instruments will be provided by the buyer as part of the contract. The amounts included in sales and cost of sales with respect to this product line sale for the year ended December 31, 2002 are $185,000 and $508,391, respectively.

Note 9 — Loss on Sublease

      In June 2002, the Company entered into a sub-sublease with an unrelated party to occupy office and research space in Foster City, California previously occupied by the Company. During the year ended December 31, 2002, the Company recognized a total loss of $345,352 on the contract. The loss was calculated by subtracting anticipated lease payments to be received from the Company’s sub-tenant from the Company’s remaining lease obligations.

Note 10 — 401(k) Plan

      The Company has a retirement savings plan, commonly known as a 401(k) plan, that allows participating U.S. employees to contribute from one percent to 15 percent of their pre-tax salary subject to Internal Revenue Service limits. The Company may make contributions to the 401(k) plan at the discretion of the board of directors. The Company’s contributions for the years ended December 31, 2003, 2002 and 2001 were approximately $126,543, $129,788, and $250,737 respectively.

Note 11 — Operating Segments and Geographic Information

      The Company has determined that, in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, it operates in one segment as it only reports operating results on an aggregate basis to the chief operating decision makers of the Company. Operating gains and losses generated by the foreign operations of the Company and the corresponding identifiable assets were not material in any period presented.

      The Company markets its products in the United States and foreign countries through its sales personnel and distributors. Substantially all of the Company’s assets are in the United States. All sales are denominated in U.S. dollars and are accepted and approved in the United States. The Company’s foreign and domestic sales were as follows:

	Years Ended December 31,

	2003		2002		2001

United States	$20,223,916	60%	$15,380,412	56%	$21,847,695	61%
Continental Western Europe	3,484,882	10%	3,875,633	14%	3,818,338	10%
United Kingdom	2,657,960	8%	1,892,021	7%	2,037,662	6%
Japan	1,985,679	6%	2,471,851	9%	2,491,898	7%
Taiwan, Hong Kong, and China	1,629,118	5%	1,404,354	5%	1,650,180	4%
Canada and Mexico	1,223,498	4%	1,098,601	4%	1,633,149	5%
Other Asia	1,117,680	3%	792,848	3%	1,327,820	4%
Other foreign countries	1,156,130	4%	549,300	2%	901,953	3%

	$33,478,863	100%	$27,465,020	100%	$35,708,695	100%

      There were no customers representing 10% or more of total revenue for the years ended December 31, 2003, 2002 and 2001.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 — Income Taxes

      The components of the provision for (benefit from) income taxes consist of the following:

	Years Ended December 31,

	2003	2002	2001

Current:
U.S. Federal	$32,020	$(966,482)	$540,852
U.S. State and Local	800	800	294,761

	32,820	(965,682)	835,613
Deferred:
U.S. Federal	—	712,808	(612,760)
U.S. State and Local	—	780,412	(697,837)

	—	1,493,220	(1,130,597)

Provision for (benefit from) income taxes	$32,820	$527,538	$(474,984)

      Deferred income taxes reflect the net tax effects of tax carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows:

	December 31,

	2003	2002

Deferred tax assets:
Tax credit carryovers	$2,725,594	$2,698,292
Net operating loss carryovers	1,376,472	1,611,629
Capitalized research and development expenses	608,855	—
Inventory reserves	607,512	643,210
Book/tax depreciation differences	254,561	207,726
Accrued expenses not currently deductible	228,013	282,481

Total deferred tax assets	5,801,007	5,443,338
Less valuation allowance	(4,682,382)	(4,754,638)
Deferred tax liability:
Unrealized gain on investment	(1,118,625)	(688,700)

Net deferred taxes	$—	$—

      The valuation allowance decreased by $72,256 and increased by $4,754,638 during the years ended December 31, 2003 and 2002, respectively. During the three months ended March 31, 2004, the Company sold its investment in Optiscan and accordingly, the Company no longer maintains a deferred tax liability for the unrealized gain on the investment. While the Company no longer maintains a deferred tax liability as of March 31, 2004, it has adjusted the valuation allowance on its deferred tax assets so as to continue fully reserving for the potential unrealizability of its deferred tax assets. Realizability of the deferred tax assets will be reviewed on a semiannual basis.

      As of December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of $4,024,959, which expire in the years 2011 through 2022 and federal research and development tax credits of $1,359,024, which expire in the years 2012 and 2023. The Company had net operating loss carryforwards for state income tax purposes of $133,092, which expire in the years 2011 through 2012 and state research and development tax credits of $1,365,670, which carryforward indefinitely.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation between statutory federal income taxes and the total provision for (benefit from) income taxes:

	Years Ended December 31,

	2003	2002	2001

Statutory federal income tax provision (benefit)	$376,356	$(3,033,688)	$93,516
State taxes, net of federal tax	528	515,600	(266,030)
Tax credits	—	—	(319,666)
Change in valuation allowance	(213,278)	3,129,381	—
Other	(130,786)	(83,755)	17,196

	$32,820	$527,538	$(474,984)

Note 13 — Related Party Transactions

      In June 2000, the Company’s wholly owned subsidiary, Axon Research, commenced a one-year lease for its primary facilities in Melbourne, Australia with an entity in which an officer and director of the Company holds a financial interest. In August 2001, Axon Research commenced a new three-year lease with substantially the same terms. The current lease agreement contains usual and customary terms and provides for a three-year renewal at the end of the initial lease term. Rent expense for these facilities for the three months ended March 31, 2004 and 2003 (unaudited) and for the years ended December 31, 2003, 2002 and 2001 was $31,652, $23,930, $114,297, $80,742 and $52,524, respectively.

      During the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002, the Company purchased materials valued at $501,920, $121,764, $708,446 and $58,829, respectively, from Aviva in connection with a license and development agreement more fully described in Note 3. There were no transactions with Aviva during the year ended December 31, 2001. Accounts payable to Aviva as of March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002 were $180,777, $30,985 and $619, respectively. During the year ended December 31, 2002, the Company sold equipment to Aviva valued at $243,244. The full amount of which is included in the Company’s accounts receivable as of December 31, 2003. The terms for this sale were Net 30, which are the Company’s standard terms for sales to nondistributors and nonrelated parties. Further, Aviva subsequently paid the invoice in full 52 days after invoice date, which is similar to payment patterns the Company has experienced with its nonrelated party customers.

      During the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002, the Company made sales of $135,000, $110,800, $109,157 and $55,561, respectively, to two companies, of which directors of the Company were also directors. The products sold in the first three months of 2004 were sold under the Company’s standard Net 30 terms and the amount due was subsequently paid 69 days after invoice date, which is similar to payment patterns the Company has experienced with its nonrelated party customers. The products sold in 2003 were sold on a cash basis and the Company was paid before shipment of the product took place. The products sold in 2002 were sold under the Company’s standard Net 30 terms and the amount due was subsequently paid 35 days after invoice date. There were no outstanding balances receivable from these related parties as of December 31, 2003. Accounts receivable from these related parties as of March 31, 2004 (unaudited) and December 31, 2002 were $146,833 and $2,694, respectively.

Note 14 — Pending Business Combination — (Unaudited)

      On March 21, 2004, the Company announced that it had entered into a merger agreement with Molecular Devices Corporation (“Molecular Devices”). As a result of the merger, the holders of the Company’s outstanding common stock will receive $0.1359 in cash and 0.00734 shares of Molecular Devices’ common stock per share. The transaction was unanimously approved by the board of directors of the Company. The merger is conditioned upon the receipt of regulatory approvals, the approval by the holders of at least a majority of the shares of the Company’s common stock, the approval by the holders of at least a majority of the shares of Molecular Devices’ common stock, as well as other customary conditions.

(b) Pro Forma Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed consolidated financial statements give effect to the proposed merger of Molecular Devices Corporation and Axon. The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” (SFAS 141). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined condensed consolidated financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the merger, based on their estimated fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Molecular Devices in determining the estimated fair values of a significant portion of these assets. The initial work performed by the independent valuation specialists has been considered in management’s preliminary estimates of the fair values reflected in these unaudited pro forma combined condensed consolidated financial statements. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of the final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Axon that exist as of the date of completion of the merger.

      The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2004 gives effect to the proposed merger as if it occurred on March 31, 2004 and combines the historical balance sheets of Molecular Devices and Axon at March 31, 2004. The Molecular Devices consolidated balance sheet information was derived from its unaudited March 31, 2004 consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference. The Axon consolidated balance sheet information was derived from its unaudited March 31, 2004 consolidated balance sheet included herein.

      The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2003 is presented as if the merger was consummated on January 1, 2003 and combines the historical results of Molecular Devices and Axon for the year ended December 31, 2003. The historical results of Molecular Devices were derived from its consolidated statement of operations included in its Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2003 incorporated herein by reference. The historical results of Axon were derived from its audited December 31, 2003 consolidated statement of operations included herein.

      The unaudited pro forma combined condensed consolidated statement of operations for the quarter ended March 31, 2004 is presented as if the merger was consummated on January 1, 2004 and combines the historical results of Molecular Devices and Axon for the quarter ended March 31, 2004. The historical results of Molecular Devices for the quarter ended March 31, 2004 were derived from Molecular Devices’ consolidated statement of operations included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 incorporated herein by reference. The historical results of Axon were derived from its unaudited March 31, 2004 consolidated statement of operations included herein.

      The unaudited pro forma combined condensed consolidated financial statements have been prepared by Molecular Devices management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Molecular Devices and Axon been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma combined condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Molecular Devices included in its Annual Report on Form 10-K, as amended, for its year ended December 31, 2003, the unaudited condensed historical consolidated financial statements of Molecular Devices included in its Quarterly Report on Form 10-Q for its quarter ended March 31, 2004, the historical consolidated financial statements of Axon for the year ended

December 31, 2003 included herein and the unaudited condensed consolidated financial statements of Axon for the quarter ended March 31, 2004 included herein.

      Further, the unaudited pro forma combined condensed consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Molecular Devices and Axon are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Axon employees, costs of vacating certain leased facilities of Axon or other costs associated with exiting activities of Axon that would affect amounts in the pro forma combined condensed consolidated financial statements. In addition, Molecular Devices may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Molecular Devices employees or other costs associated with exiting activities of Molecular Devices. Also, since the final intrinsic value associated with deferred stock compensation will be calculated at the closing date of the proposed transaction, the amount allocated to this item could materially change depending on the price of Molecular Devices common stock or the number of Axon unvested options outstanding as of the time of the closing of the proposed transaction.

      There are no material intercompany balances or transactions between Molecular Devices and Axon. Certain reclassification adjustments have been made to conform Axon’s historical reported balances to Molecular Devices’ financial statement basis of presentation.

      These unaudited pro forma combined condensed consolidated financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with definite lives may change, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements. In addition to the receipt of the final valuation, the impact of future integration activities, the timing of completion of the merger and other changes in Axon’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

OF MOLECULAR DEVICES CORPORATION AND AXON INSTRUMENTS, INC.

As of March 31, 2004

	Molecular		Axon		Pro Forma			Pro Forma
	Devices		Instruments		Adjustments			Combined

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	US$	50,418	US$	11,748	US$	(48,178	)(a)	US$	48,362
						35,000	(b)
						(626	)(c)
Short-term investments		—		15,125		(15,125	)(a)		—
Accounts receivable, net		21,473		6,482		—			27,955
Inventories, net		17,339		9,236		—			26,575
Deferred tax assets		5,220		—		—			5,220
Other current assets		2,119		472		—			2,591

Total current assets		96,569		43,063		(28,929)			110,703
Long-term investments		—		2,242		(2,242	)(a)		—
Equipment and leasehold improvements, net		9,426		1,938		—			11,364
Goodwill		26,017		—		67,491	(d)		99,052
						6,588	(e)
						(1,044	)(h)
Intangible and other assets		20,864		3,802		24,600	(f)		42,678
						(6,588	)(e)

	US$	152,876	US$	51,045	US$	59,876		US$	263,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	US$	4,175	US$	2,935	US$	—		US$	7,110
Accrued compensation		2,848		—		—			2,848
Other accrued liabilities		4,524		3,548		3,150	(g)		11,155
						(67	)(h)
Bank line of credit		—		—		35,000	(b)		35,000
Deferred revenue		5,495		1,564		(977	)(h)		6,082

Total current liabilities		17,042		8,047		37,106			62,195
Stockholders’ equity:
Common stock		16		37,561		(37,561	)(i)		20
						4	(j)
Additional paid-in capital		185,725		3,572		(3,572	)(i)		256,444
						67,042	(j)
						3,677	(k)
(Accumulated deficit) retained earnings		(24,678)		1,867		(4,700	)(l)		(29,378)
						(1,867	)(i)
Treasury stock, at cost		(26,994)		—		—			(26,994)
Deferred stock compensation		—		—		(255	)(m)		(255)
Accumulated other comprehensive income (loss)		1,765		(2)		2	(i)		1,765

Total stockholders’ equity		135,834		42,998		22,770			201,602

	US$	152,876	US$	51,045	US$	59,876		US$	263,797

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS OF MOLECULAR DEVICES CORPORATION AND
AXON INSTRUMENTS, INC.

For the Year Ended December 31, 2003

	Molecular		Axon		Pro Forma			Combined
	Devices		Instruments		Adjustments			Pro Forma

	(In thousands, except per share amounts)
Revenues	US$	115,581	US$	33,479	US$	—		US$	149,060
Cost of revenues		43,256		15,768		(417	)(n)		58,607

Gross profit		72,325		17,711		417			90,453

Operating expenses:
Research and development		18,679		9,292		140	(m)		28,111
Selling, general and administrative		43,457		7,708		417	(n)		53,307
						115	(m)
						1,610	(o)

Total operating expenses		62,136		17,000		2,282			81,418

Operating income		10,189		711		(1,865)			9,035
Other income, net		872		396		(1,268	)(p)		—

Income before taxes		11,061		1,107		(3,133)			9,035
Income tax provision		3,319		33		(642	)(q)		2,710

Net income	US$	7,742	US$	1,074	US$	(2,491)		US$	6,325

Basic net income per share	US$	0.51	US$	0.00	US$	0.01	(r)	US$	0.34

Diluted net income per share	US$	0.51	US$	0.00	US$	0.01	(r)	US$	0.34

Basic shares outstanding		15,067		481,049		(477,518	)(r)		18,598

Diluted shares outstanding		15,179		494,824		(491,192	)(r)		18,811

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS OF MOLECULAR DEVICES CORPORATION AND
AXON INSTRUMENTS, INC.

For the Three Months Ended March 31, 2004

	Molecular		Axon		Pro Forma			Combined
	Devices		Instruments		Adjustments			Pro Forma

	(In thousands, except per share amounts)
Revenues	US$	27,337	US$	9,529	US$	—		US$	36,866
Cost of revenues		10,242		5,450		(204	)(n)		15,488

Gross profit		17,095		4,079		204			21,378
Operating expenses:
Research and development		4,017		2,295		35	(m)		6,347
Selling, general and administrative		10,920		2,810		204	(n)		13,710
						29	(m)
						(655	)(s)
						402	(o)

Total operating expenses		14,937		5,105		15			20,057

Operating income (loss)		2,158		(1,026)		189			1,321
Other income, net		36		1,794		(121	)(t)		1,709

Income before taxes		2,194		768		68			3,030
Income tax provision		764		16		281	(u)		1,060

Net income	US$	1,430	US$	752	US$	(212)		US$	1,970

Basic net income per share	US$	0.10	US$	0.00	US$	0.00	(r)	US$	0.11

Diluted net income per share	US$	0.10	US$	0.00	US$	0.00	(r)	US$	0.11

Basic shares outstanding		14,588		482,078		(478,540	)(r)		18,126

Diluted shares outstanding		14,791		502,109		(498,424	)(r)		18,476

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

      On March 21, 2004, Molecular Devices announced a definitive agreement pursuant to which Molecular Devices would acquire Axon resulting in Axon becoming integrated into Molecular Devices in a transaction to be accounted for using the purchase method. The total preliminary estimated purchase price of approximately US$140 million includes Molecular Devices common stock valued at approximately US$67 million, cash for each share of Axon common stock totaling approximately US$66.2 million, the estimated fair value of Axon common stock options assumed of approximately US$3.4 million and estimated direct transaction costs of approximately US$3.2 million.

      The unaudited pro forma combined condensed consolidated financial statements reflect the issuance of approximately 3.8 million shares of Molecular Devices common stock, based upon an exchange ratio of 0.007340 shares of Molecular Devices common stock, plus US$0.1359 in cash for each outstanding share of Axon common stock as of March 21, 2004. The actual number of shares of Molecular Devices common stock to be issued will be determined based on the actual number of shares of Axon common stock outstanding at the completion of the mergers. The fair value of the Molecular Devices common stock to be issued in the mergers of US$18.76 is based on an average of the closing prices for a range of trading days (March 18 through March 24, 2004, inclusive) around and including the announcement date (March 21, 2004) of the proposed mergers. Based on the total number of shares subject to Axon stock options outstanding at March 21, 2004, Molecular Devices would assume options to purchase approximately 40.1 million shares of Axon common stock at a weighted average exercise price of US$0.252660. The actual number of shares subject to options to be issued will be determined based on the actual number of Axon options outstanding at the completion of the mergers.

      The preliminary estimated total purchase price of the Axon mergers is as follows (in thousands):

Molecular Devices common stock	US$	67,046
Cash		66,171
Estimated fair value of stock options assumed		3,422
Estimated direct transaction costs		3,150

Total estimated purchase price	US$	139,789

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Axon net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the mergers. Based on the preliminary independent valuation and other information currently available, and subject to changes upon receipt of the final valuation and other factors as described in the introduction to these unaudited pro forma combined condensed consolidated financial statements, the allocation of the preliminary estimated purchase price, the estimated useful lives and related first-year amortization associated with certain assets is as follows (in thousands):

					Estimated
			First Year		Useful Life
	Amount		Amortization		(Years)

Preliminary estimated purchase price allocation:
Net tangible assets (net of liabilities)	US$	37,454	US$	—	—
Amortizable intangible asset:
Developed product technology		16,100		1,610	10
Tradename		8,500		—	—
Acquired in-process research and development		4,700		—	—
Goodwill		73,035		—	—

Total preliminary purchase price	US$	139,789	US$	1,610

      A preliminary valuation of the purchased assets was undertaken by a third party valuation specialist to assist Molecular Devices in determining the estimated fair value of each identifiable intangible asset and in allocating the preliminary purchase price among acquired assets, including the portion of the purchase price attributed to acquired in-process research and development projects. Standard valuation procedures and techniques were utilized in determining the estimated fair value of the acquired in-process research and development. To determine the estimated fair value of the acquired in-process research and development, Molecular Devices considered, among other factors, the stage of development of each project, the time and resources needed to complete each project, and expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility, and the risks related to the viability of and potential changes to future target markets. The preliminary analysis resulted in US$4.7 million of the purchase price being allocated to acquired in-process research and development using discount rates ranging from 27% to 32%. The in-process research and development acquired from Axon consists of projects related to the PatchXpress and ImageXpress product development initiatives. Molecular Devices estimated that the in-process projects related to each of these products varied from 62% to 75% complete based on research and development complexity, costs and time expended to date relative to the expected remaining costs and time to reach technological feasibility. Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility and which have no alternative use. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is minimal remaining risk relating to the development.

      Of the total estimated purchase price, a preliminary estimate of US$4.7 million has been allocated to acquired in-process research and development and will be charged to expense in the period during which the mergers are completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma combined condensed consolidated statements of operations but is presented as a reduction of accumulated deficit in the pro forma combined condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The preliminary value assigned to acquired in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the acquired in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Axon and its competitors.

      The rates utilized to discount the net cash flows to their present value are based on Axon’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, and market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 27%-32% were deemed appropriate for valuing the acquired in-process research and development.

      The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. In addition, some projects that are currently in process may not be in process at completion of the mergers and new projects may be started prior to completion of the mergers that may be in process at the completion of the mergers. Accordingly, actual results may vary from the projected results.

      Developed product technology, which comprises Axon’s products that have reached technological feasibility, includes all of Axon’s current products. Developed product technology represents a combination of Axon’s processes, patents and trade secrets developed through years of experience in design and development of neurosciences, genomics and automated screening test equipment and related software products and services. This proprietary knowledge base can be leveraged by Axon to develop new technology and improved products and manufacturing processes. Molecular Devices expects to amortize the developed product technology on a straight-line basis over an average estimated life of ten years.

      In accordance with the SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management determines that the value of goodwill has become impaired, Molecular Devices will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.	Pro forma Adjustments

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Axon’s net tangible and identifiable intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and deferred stock compensation and to reflect the income tax effect related to the pro forma adjustments.

      There are no material intercompany balances or transactions between Molecular Devices and Axon. Certain reclassifications have been made to conform Axon’s historical reported balances to Molecular Devices’ financial statement basis of presentation.

      The unaudited pro forma combined condensed consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Molecular Devices and Axon are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Axon employees, costs of vacating certain leased facilities of Axon, or other costs that would affect amounts in the pro forma combined condensed financial statements and when recorded will result in an offsetting increase to goodwill.

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, Molecular Devices may incur significant restructuring charges upon completion of the mergers or in subsequent quarters for severance or relocation costs related to Molecular Devices employees, write-downs of inventories related to changes in product strategies and other costs associated with exiting activities of Molecular Devices. If recorded, these Molecular Devices costs will be charged to operations and cost of revenues.

      The pro forma adjustments included in the unaudited pro forma combined condensed consolidated financial statements are as follows:

(a) To adjust for cash payable in exchange for Axon common stock calculated as 482,298,242 Axon shares outstanding multiplied by the US$0.1359 cash exchange ratio per share. Assumes the cash payable is partially funded by the sale of short and long-term investments.

(b) To adjust for cash received from a US$35 million revolving line of credit provided to ensure adequate working capital upon close of transaction.

(c) To adjust for cash payable in partial exchange for entitlement options that will be partially cashed out upon completion of the mergers, calculated as 10,313,226 options outstanding multiplied by US$0.06074 cash exchange ratio per option.

(d) To reflect the preliminary estimate of goodwill determined in the purchase price allocation.

(e) To record the deferred tax liability for identified intangibles.

(f) To reflect the preliminary estimate of tradename and developed product technology in the purchase price allocation.

(g) To reflect the estimated direct transaction costs of US$3.15 million.

(h) To reflect the preliminary estimate of the fair value of Molecular Devices’ legal performance obligations under Axon’s maintenance contracts, eliminating historical amounts of Axon’s deferred revenue that do not represent a legal performance obligation.

(i) To eliminate Axon’s historical common stock, additional paid-in capital, retained earnings and accumulated other comprehensive loss.

(j) To record the estimated fair value of Molecular Devices’ common stock to be issued in the mergers.

(k) To record the estimated fair value of stock options assumed.

(l) To record the preliminary estimate of the fair value of acquired in-process research and development.

(m) To record deferred stock compensation and the associated amortization expense reflecting the intrinsic value of unvested Axon stock options assumed by Molecular Devices.

(n) To record the reclassification of Axon’s service costs from cost of revenues to selling, general and administrative expenses, consistent with Molecular Devices’ accounting presentation for these expenses.

(o) To record amortization expense associated with intangible assets resulting from the preliminary purchase price allocation.

(p) To reduce estimated interest income due to lower cash and investment balances as a result of the cash payment by Molecular Devices of approximately US$66.2 million. Other income, net is estimated to be zero for the full year, as estimated interest expense is expected to be offset by estimated interest income.

(q) To adjust the effective tax rate of the combined entities to 30%, based on the expected operating results of the combined entity.

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(r) Pro forma combined primary and diluted net income per share is based on the primary and diluted shares outstanding of Molecular Devices and the primary and diluted shares outstanding of Axon multiplied by the exchange ratio.

(s) To adjust for non-recurring administrative expenses incurred during the quarter directly associated with the merger.

(t) To reduce estimated interest income due to lower cash and investment balances as a result of the cash payment by Molecular Devices of approximately US$66.2 million, and to reflect the anticipated interest expense resulting from the amounts outstanding on the US$35 million bank line of credit.

(u) To adjust the effective tax rate of the combined entities to 35%, based on the expected operating results of the combined entity.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, filed as Exhibit 2.1 to the Form 8-K filed by Molecular Devices on March 21, 2004, and incorporated herein by reference.

2.2(1)	Amendment to Agreement and Plan of Merger and Reorganization, dated as of May 21, 2004.

4.1(1)	Prospectus dated January 28, 2000 lodged by Axon with the Australian Securities and Investments Commission.

4.2(1)	Prospectus dated April 11, 2000 lodged by Axon with the Australian Securities and Investments Commission.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Axon.

23.2	Consent of Ernst & Young, Independent Registered Public Accounting Firm, with respect to Axon.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Molecular Devices.

99.1	Press release, dated July 1, 2004, entitled “Molecular Devices Announces Completion of Its Acquisition of Axon Instruments.”

(1)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-114934) filed on May 26, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR DEVICES CORPORATION

Dated: July 2, 2004	By:	/s/ TIMOTHY A. HARKNESS

Timothy A. Harkness Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, filed as Exhibit 2.1 to the Form 8-K filed by Molecular Devices on March 21, 2004, and incorporated herein by reference.

2.2(1)	Amendment to Agreement and Plan of Merger and Reorganization, dated as of May 21, 2004.

4.1(1)	Prospectus dated January 28, 2000 lodged by Axon with the Australian Securities and Investments Commission.

4.2(1)	Prospectus dated April 11, 2000 lodged by Axon with the Australian Securities and Investments Commission.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Axon.

23.2	Consent of Ernst & Young, Independent Registered Public Accounting Firm, with respect to Axon.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Molecular Devices.

99.1	Press release, dated July 1, 2004, entitled “Molecular Devices Announces Completion of Its Acquisition of Axon Instruments.”

(1)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-114934) filed on May 26, 2004.